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JEFFREY   W.   BULLOCK,   SECRETARY   OF  STATE   OF  THE STATE  OF DELAWARE,   DO  HEREBY  CERTIFY  THE ATTACHED  ISA  TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "HELIOS  EXCHANGE,  INC.",   FILED   IN   THIS  OFFICE  ON   THE   TWENTY-FOURTH   DAY  OF MAY,

A.D.  2013,  AT 8:11  O'CLOCK A.M.

A FILED  COPY  OF  THIS  CERTIFICATE  HAS  BEEN  FORWARDED  TO  THE KENT  COUNTY  RECORDER  OF  DEEDS.

Jeffrey  W. Bullock, Secretary  of State

C  TION:   0460985

5340003

8100

130649888

You may verify this certificate online at corp.delaware.gov/authver.shtml

DATE:  05-28-13

State of Delaware Secretazy of  State Division o£Corporations

Delivered 08:17 AM 05/24/2013 FILED 08:11 AM 05/24/2013

SRV 130649888 - 5340003 FILE

CERTIFICATE   OF INCORPORATION

OF

HELIOS EXCHANGE, INC.

ARTICLE I

The name of this corporation is Helios Exchange, Inc. (the "Corporation").

ARTICLE II

The address of the Corporation's registered office in the State of Delaware is I 60 Greentree Drive, Suite IO1, in the City of Dover 19904, County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "General Corporation Law").

ARTICLE IV

The amount of total stock the Corporation is authorized to issue I0,000,000 shares of common stock with a par value of $0.0000 I per share.

ARTICLEV

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

ARTICLE VI

A director of this Corporation shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty ofloyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation oflaw, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended, after approval by the stockholders of this Article, to authorize any action by the Corporation which further eliminates or limits the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

Any amendment, repeal or modification of this Article VI, or the adoption of any provision of this Certificate oflncorporation inconsistent with this Article VI, shall not adversely affect any right or protection of a director of this Corporation existing at the time of such amendment, repeal, modification or adoption.

ARTICLE VII

The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

Any amendment, repeal or modification of this Article VII, or the adoption of any provision of this Certificate oflncorporation inconsistent with this Article VII, shall not adversely affect any right or protection existing at the time of such amendment, repeal, modification or adoption.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this Corporation.

ARTICLE IX

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLEX

The name and mailing address of the sole incorporator is as follows:

Name

Stephen M. Tennis

Mailing Address

250 Camino Alto, Suite 105 Mill Valley, CA 94941

I, the undersigned, being the sole incorporator hereinbefore named, for the purpose of rrning a corporation pursuant to the General Corporation Law of the State of Delaware, do ake this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and, accordingly, have hereunto set my hand this 21st day of May, 2013.

tephen M. Tennis, Sole Incorporator

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